Exhibit 23(d)


                        January 23, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Consent

Gentlemen:

     We hereby consent to the use of our name and the statements with respect to us, as appearing under the heading "Legal Opinions" and under the heading "Experts" in the Registration Statement on Form S-3 of Appalachian Power Company to be filed on or about January 23, 1997 with the Securities and Exchange Commission in regard to the issuance and sale of up to $100,000,000 aggregate principal amount of First Mortgage Bonds and/or its unsecured debt securities.


                              ROBINSON & MC ELWEE

                              /s/ Lynn A. Smith

                              Lynn A. Smith